Exhibit 5.1

[Letterhead of Mayer, Brown, Rowe & Maw]

September 1, 2006

Huron Consulting Group Inc.

550 West Van Buren Street

Chicago, Illinois 60607

Re:	Registration Statement on Form S-8

Huron Consulting Group Inc. 2004 Omnibus Stock Plan

Ladies and Gentlemen:

We have acted as counsel to Huron Consulting Group Inc., a Delaware corporation (the “Company”) in connection with the proceedings (the “Company Proceedings”) taken and to be taken regarding the registration by the Company of an aggregate 2,100,000 shares of its common stock (the “Common Stock”), with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2004 Omnibus Stock Plan (the “Plan”). We have also participated in the preparation and filing with the SEC under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the “Registration Statement”) relating to the Common Stock.

As counsel to the Company, we have examined originals or copies certified to our satisfaction of the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, resolutions of the Board of Directors and such other Company records, instruments, certificates and documents and such questions of law as we considered necessary or appropriate to enable us to express this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of photostatic copies.

Based upon and subject to the foregoing and to the assumptions, limitations and conditions set forth above, we are of the opinion that the Common Stock, when issued and delivered in accordance with the Company Proceedings and the Plan, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ MAYER, BROWN, ROWE & MAW LLP